CONTACT: Heidi Belden The Cobalt Group, Inc. Office (206) 219-8326 Cell (206) 419-1793 heidib@cobaltgroup.com

The Cobalt Group To Be Acquired for $3.50 Per Share
Warburg Pincus to take The Cobalt Group private
in a merger transaction

Seattle, Wash. (June 4, 2001)—The Cobalt Group, Inc. (NASDAQ: CBLT) announced today that it has entered into a merger agreement with an affiliate of Warburg Pincus, a private equity investment firm and Cobalt's largest shareholder. Under the terms of the merger agreement, Cobalt's shareholders will receive $3.50 in cash for each share of common stock that they own. The purchase price represents approximately a 79% premium to the $1.95 closing share price on June 1, 2001, which was the last trading day before the announcement of the transaction.

    Shares held by Warburg Pincus will not be converted in the merger, and certain other shareholders, including directors and senior management of Cobalt, also may retain an equity interest in Cobalt after completion of the merger. Upon completion of the merger, Cobalt will become privately held by Warburg Pincus and certain other shareholders, including the management participants. Warburg Pincus currently owns approximately 46% of Cobalt's outstanding common stock.

    The Company entered into the merger agreement after receiving the unanimous recommendation of a special committee of independent directors that had been established to evaluate and negotiate the transaction on behalf of Cobalt's Board of Directors. SG Cowen Securities Corporation advised the special committee and provided a fairness opinion regarding the proposed transaction.

    The transaction will require the approval of a majority of the outstanding shares of Cobalt's common stock. Warburg Pincus and John W.P. Holt, Cobalt's president and CEO, who collectively own approximately 49% of Cobalt's outstanding common stock, have entered into a voting agreement pursuant to which they have agreed to vote to approve the proposed merger at a future scheduled shareholders' meeting. Shareholder approval will be solicited by means of a proxy statement, which will be mailed to shareholders after it is reviewed by the Securities and Exchange Commission. Cobalt expects to hold the shareholders meeting to vote on the proposed merger in September 2001 and to complete the transaction shortly after that meeting.

    The completion of the proposed merger is subject to customary closing conditions, including receipt of regulatory and other approvals. Warburg Pincus has advised Cobalt that it will not consider selling its shareholdings and that it will vote against any competing proposal to acquire Cobalt.

    The Cobalt Group™ (NASDAQ: CBLT), headquartered in Seattle, is a leading provider of e-business products and services that help automotive dealers and manufacturers effectively manage their businesses online. Cobalt's suite of e-business solutions includes Web services, Web site hosting, e-commerce applications, Internet-based customer relationship management applications, data management, and best practices training and consulting. Cobalt has offices in Seattle, Wash.; Portland, Ore.; Detroit, Mich.; Columbus, Ohio; and Austin, Texas.

    Warburg Pincus is a global private equity investment firm that has invested more than $10 billion in over 450 companies across a broad range of industries since inception in 1971.

Safe Harbor Statement

Statements contained in this release that are not historical facts, including those relating to the merger, may constitute forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied in the forward-looking statements include the failure to complete all of the required conditions for the transaction, and other factors disclosed in Cobalt's Annual Report on

Form 10-K, Quarterly Reports on Form 10-Q, and other periodic filings with the Securities and Exchange Commission. Cobalt assumes no obligation to update the information contained in this release.

Additional Information and Where to Find It

In connection with the proposed merger, Cobalt will be filing a proxy statement and a transaction statement with the Securities and Exchange Commission. Investors and security holders of Cobalt are advised to read the proxy and transaction statements when they become available because they will contain important information. Investors and security holders may obtain a free copy of the proxy and transaction statements when they become available, and other documents filed by Cobalt with the Securities and Exchange Commission in connection with the proposed merger, at the Securities and Exchange Commission's web site at www.sec.gov. Shareholders of Cobalt may also obtain the proxy and transaction statements and other documents filed by Cobalt in connection with the proposed merger without charge by directing a request to The Cobalt Group, Inc., Attn: Corporate Secretary, 2200 First Ave. South, Seattle, Wash. 98134, Telephone: (206) 269-6363.

Certain Information Concerning Participants

Cobalt and certain other persons named below may be deemed to be participants in the solicitation of proxies from Cobalt's shareholders.

The participants in the solicitation may include the directors of Cobalt: Geoffrey T. Barker, John W.P. Holt, Mark T. Koulogeorge, Joseph P. Landy, Ernest H. Pomerantz, J.D. Power, III and Howard A. Tullman; and the executive officers of Cobalt: John W.P. Holt (president and chief executive officer), David S. Snyder (executive vice president and chief financial officer), Rajan Krishnamurty (executive vice president and chief technology officer), Terrence E. Smail (executive vice president, sales and account services), Michael D. Bell (vice president and general manager, PartsVoice), Kevin Distelhorst (vice president and general manager, IntegraLink).

Except as disclosed above, to the knowledge of Cobalt, none of the directors or executive officers of Cobalt named above has any interest, direct or indirect, by security holding or otherwise in Cobalt. Shareholders of Cobalt may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

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